EXHIBIT 99.1

MADISON SQUARE GARDEN SPORTS CORP. REPORTS

FISCAL 2020 THIRD QUARTER RESULTS

Spin-off of Entertainment Businesses Completed in April

Fiscal 2020 Third Quarter Marks Last Quarter of Combined Sports and Entertainment Results

NEW YORK, N.Y., May 11, 2020 - Madison Square Garden Sports Corp. (NYSE: MSGS) today reported financial results for the fiscal third quarter ended March 31, 2020. On April 17, 2020, The Madison Square Garden Company completed the spin-off of its entertainment businesses into a new company called Madison Square Garden Entertainment Corp. and changed its name to Madison Square Garden Sports Corp. (“the Company”). As a result of the timing of the spin-off, the Company’s fiscal 2020 third quarter consolidated results include the financial results of both the sports and entertainment businesses. Since this does not reflect the results of Madison Square Garden Sports Corp. on a standalone basis, the Company has elected not to host a conference call to discuss this quarter’s financial results, but does anticipate hosting a fiscal 2020 year-end earnings conference call.

Results for the fiscal 2020 third quarter include the impact of the COVID-19 pandemic which, in March 2020, led to the suspension of the 2019-20 NBA and NHL seasons and the temporary closure of the Company’s venues. In addition, the impact of the pandemic on Tao Group Hospitality resulted in significant non-cash impairment charges, which are included in the Company’s fiscal 2020 third quarter operating loss.(1) On a reported basis, the Company generated fiscal 2020 third quarter revenues of $424.0 million, a decrease of 18%, an operating loss of $135.2 million, a decrease of $173.7 million, and adjusted operating income of $11.6 million, a decrease of $72.5 million, all as compared to the prior year quarter.(2)

Madison Square Garden Sports Corp. President and CEO Andrew Lustgarten said, “We successfully completed the spin-off of the entertainment businesses, which also marked the start of our next chapter as a standalone sports company. Despite the unprecedented challenges facing our industry, we are confident in the strength of our assets, and believe that we are well-positioned to continue building on our track record of creating long-term value for our shareholders.”

Results from Operations

Segment results for the quarters ended March 31, 2020 and 2019 are as follows:

	Revenues			Operating Income (Loss)			Adjusted Operating Income (Loss)
$ millions	F’Q3 2020	F’Q3 2019	% Change	F’Q3 2020	F’Q3 2019	% Change	F’Q3 2020	F’Q3 2019	% Change
MSG Sports (3)	$288.4	$351.6	(18)%	$49.4	$96.5	(49)%	$55.4	$103.1	(46)%
MSG Entertainment (4)	136.4	166.5	(18)%	(107.6)	(1.7)	NM	(9.6)	7.2	NM
Corporate and Other (5)	(0.8)	(0.9)	NM	(59.8)	(51.4)	(16)%	(34.1)	(26.2)	(30)%
Purchase accounting adjustments (4)	—	—	NM	(17.2)	(4.9)	NM	—	—	NM

Total Company	$424.0	$517.2	(18)%	$(135.2)	$38.5	NM	$11.6	$84.1	(86)%

Note: Does not foot due to rounding

(1)

Excluding the non-cash impairment charges related to Tao Group Hospitality recorded in the fiscal 2020 third quarter, the Company records Tao Group Hospitality’s operating results in its consolidated statements of operations on a three-month lag basis.

(2)	See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(3)	MSG Sports segment operating results include the sports bookings business and the advertising sales representation agreement with MSG Networks.
(4)

For the fiscal 2020 third quarter, MSG Entertainment segment operating loss results include $90.2 million in impairment charges related to Tao Group Hospitality, while an additional $12.1 million in impairment charges related to Tao Group Hospitality are included in Purchase accounting adjustments (please see page 6 of this release for additional detail).

(5)

Corporate and Other primarily consists of i) unallocated corporate general and administrative costs, including professional fees for initiatives such as the Company’s spin-off of its entertainment businesses; ii) unallocated venue-related depreciation and amortization expense; iii) MSG Sphere personnel, content development and technology costs; and iv) inter-segment eliminations.

MSG Sports Segment

For the fiscal 2020 third quarter, MSG Sports segment revenues of $288.4 million decreased 18% as compared to the prior year period. The overall decrease in revenue was primarily due to the suspension of the 2019-20 NBA and NHL seasons on March 12, 2020 as a result of the COVID-19 pandemic. The suspension resulted in decreases across virtually every revenue stream including ticket-related revenues, local media rights fees from MSG Networks, suite license fees and sponsorship and signage revenues. In addition, the temporary closure of the Company’s performance venues starting on March 12, 2020 resulted in a decrease in revenues from other live sporting events, primarily related to the cancellation of college basketball events that were scheduled to occur at The Garden.

Fiscal 2020 third quarter operating income decreased by $47.1 million to $49.4 million and adjusted operating income decreased by $47.8 million to $55.4 million, both as compared to the prior year period. This primarily reflects the decrease in revenues and, to a lesser extent, higher selling, general and administrative expenses, partially offset by lower direct operating expenses.

The increase in selling, general and administrative expenses was primarily due to higher employee compensation and related benefits including severance-related costs attributable to a separation agreement with a team executive, and, to a lesser extent, higher professional fees. The decrease in direct operating expenses was primarily due to a decrease in net provisions for certain team personnel transactions, lower team personnel compensation and a reduction in other team operating expenses. A portion of the overall decrease was offset as the Company continued to pay certain event-level employees during the time its venues were closed in the quarter. The decrease in team personnel compensation and other team operating expenses was due to the impact of the suspension of the NBA and NHL seasons, partially offset by other expense increases.

MSG Entertainment Segment

For the fiscal 2020 third quarter, MSG Entertainment segment revenues of $136.4 million decreased 18%, as compared to the prior year period. This primarily reflects lower event-related revenues at the Company’s performance venues and, to a lesser extent, lower revenues for Tao Group Hospitality and lower suite license fees. The decrease in event-related revenues and suite license fee revenues reflects the impact of the temporary closure of the Company’s performance venues due to the COVID-19 pandemic. The decrease in event-related revenues also includes the impact of fewer events at the Company’s venues for the period of January 1, 2020 to March 11, 2020 as compared to the same period in the prior year. The decrease in Tao Group Hospitality revenues was primarily due to lower revenues at its New York venues, including the impact of the permanent closure of one venue.

Fiscal 2020 third quarter operating loss increased by $105.9 million to $107.6 million and adjusted operating income decreased by $16.8 million to a loss of $9.6 million, both as compared to the prior year period. The decrease in operating income includes $90.2 million in non-cash impairment charges related to Tao Group Hospitality, while the decrease in adjusted operating income reflects the decrease in revenues, partially offset by lower direct operating expenses and, to a lesser extent, lower selling, general and administrative expenses.

The decrease in direct operating expenses reflects lower event-related expenses at the Company’s performance venues mainly due to the temporary COVID-19 related closure, as well as lower Tao Group Hospitality expenses and other cost decreases. A portion of the overall decrease was offset as the Company continued to pay certain event-level employees during the time its venues were closed in the quarter. The decrease in selling, general and administrative expenses was primarily due to lower professional fees, the absence of pre-opening venue expenses at Tao Group Hospitality that were recorded in the prior year quarter, and lower other costs, partially offset by higher employee compensation and related benefits.

Corporate and Other

For the fiscal 2020 third quarter, Corporate and Other’s operating loss of $59.8 million and adjusted operating loss of $34.1 million increased by $8.4 million and $7.9 million, respectively, both as compared with the prior year period. The increased loss reflects higher expenses related to the MSG Sphere initiative, as well as higher professional fees related to the spin-off of the Company’s entertainment businesses, partially offset by a decrease in employee compensation and related benefits in Corporate.

COVID-19 Update for Madison Square Garden Sports Corp.

As discussed above, the impact of the COVID-19 pandemic led to the suspension of the 2019-20 NBA and NHL seasons on March 12, 2020. The Company has maintained a close dialogue with both leagues, which continue to assess the best path forward for the remainder of their current seasons.

With the seasons suspended, there is virtually no revenue being recognized, including revenue related to tickets, sponsorship and signage, suites and local media rights. While there is a corresponding reduction in certain expenses, these reductions do not fully offset the loss in revenues.

Despite these unprecedented times, the Company is confident that its business is well positioned to weather the current period of uncertainty. The majority of the 2019-20 NBA and NHL regular seasons have already taken place. At the time of the suspension, the New York Knicks and New York Rangers had 8 and 5 regular season home games remaining, respectively. In addition, the summer is traditionally a seasonally quiet period for Madison Square Garden Sports Corp.

The Company, at the time of the spin-off, also had $315 million of liquidity, consisting of $100 million of unrestricted cash and cash equivalents, $200 million in borrowing capacity under two delayed draw term loan facilities with Madison Square Garden Entertainment Corp. and $15 million available under an unsecured revolving credit facility associated with the New York Knicks. Total debt outstanding under the Company’s New York Knicks and New York Rangers senior secured revolving credit facilities was $350 million. As of March 31, 2020, the deferred revenue obligation related to the sports business was approximately $85 million, net of billed, but not yet collected deferred revenue. Of this amount, approximately half is related to the 2019-20 NBA and NHL seasons, which would be addressed, to the extent necessary, through refunds, credits and/or make-goods, as applicable.

About Madison Square Garden Sports Corp.

Madison Square Garden Sports Corp. (MSG Sports) is a leading professional sports company, with a collection of assets that includes: the New York Knicks (NBA) and the New York Rangers (NHL); two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL); and esports teams through Counter Logic Gaming, a leading North American esports organization, and Knicks Gaming, an NBA 2K League franchise. MSG Sports also owns two professional sports team performance centers – the MSG Training Center in Greenburgh, NY and the CLG Performance Center in Los Angeles, CA. More information is available at www.msgsports.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits, 4) gains or losses on sales or dispositions of businesses and 5) the impact of purchase accounting adjustments related to business acquisitions. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Communications (212) 465-6442	Ari Danes, CFA Investor Relations (212) 465-6072

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Revenues	$423,962	$517,190	$1,267,549	$1,367,512
Direct operating expenses	272,662	310,792	776,464	821,510
Selling, general and administrative expenses	154,626	138,949	445,685	391,205
Depreciation and amortization	29,667	28,936	86,869	88,792
Impairment of intangibles, long-lived assets and goodwill	102,211	—	102,211	—

Operating income (loss)	(135,204)	38,513	(143,680)	66,005
Other income (expense):
Earnings (loss) in equity method investments	(1,096)	(2,881)	(3,739)	17,131
Interest income	3,659	7,988	17,244	22,061
Interest expense	(1,881)	(4,405)	(5,437)	(13,614)
Miscellaneous income (expense), net	(17,448)	6,201	(3,071)	(2,895)

Income (loss) from operations before income taxes	(151,970)	45,416	(138,683)	88,688
Income tax benefit (expense)	10,904	(11,253)	9,300	(12,605)

Net income (loss)	(141,066)	34,163	(129,383)	76,083
Less: Net loss attributable to redeemable noncontrolling interests	(22,447)	(7)	(23,851)	(3,662)
Less: Net loss attributable to nonredeemable noncontrolling interests	(590)	(1,101)	(1,663)	(4,913)

Net income (loss) attributable to Madison Square Garden Sports Corp.’s stockholders	$(118,029)	$35,271	$(103,869)	$84,658

Basic earnings (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(4.92)	$1.48	$(4.34)	$3.56
Diluted earnings (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(4.92)	$1.48	$(4.34)	$3.55
Basic weighted-average number of common shares outstanding	24,004	23,792	23,914	23,759
Diluted weighted-average number of common shares outstanding	24,004	23,881	23,914	23,868

MADISON SQUARE GARDEN SPORTS CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•

Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.

•	Impairment of intangibles, long-lived assets and goodwill. This adjustment eliminates non-cash impairment charges in all periods.

•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily favorable / unfavorable lease agreements of the acquiree.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Operating income (loss)	$(135,204)	$38,513	$(143,680)	$66,005
Share-based compensation	13,855	15,580	47,440	45,984
Depreciation and amortization (1)	29,667	28,936	86,869	88,792
Impairment of intangibles, long-lived assets and goodwill (2)	102,211	—	102,211	—
Other purchase accounting adjustments	1,118	1,119	4,614	3,867

Adjusted operating income	$11,647	$84,148	$97,454	$204,648

(1)	Includes depreciation and amortization related to purchase accounting adjustments.
(2)

As a result of operating disruptions due to COVID-19, the Company recorded a non-cash impairment charge of $102,211 associated with Tao Group Hospitality for the three and nine months ended March 31, 2020. This charge reflected $80,698 related to goodwill, as well as impairment charges related to one Tao Group Hospitality venue of $17,972 for long-lived assets and $3,541 for intangible assets. Of the total impairment charge, $90,154, which is associated with goodwill and long-lived assets, was reflected within the MSG Entertainment segment. The remaining $12,057 of the impairment charge, which is associated with long-lived assets and intangible assets, was reflected within Purchase accounting adjustments for segment reporting purposes.

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended
	March 31,
	2020	2019	% Change
MSG Sports	$288,393	$351,594	(18)%
MSG Entertainment	136,398	166,452	(18)%
Inter-segment eliminations	(829)	(856)	NM

Total Company	$423,962	$517,190	(18)%

	Nine Months Ended
	March 31,
	2020	2019	% Change
MSG Sports	$660,893	$722,789	(9)%
MSG Entertainment	608,097	645,919	(6)%
Inter-segment eliminations	(1,441)	(1,196)	NM

Total Company	$1,267,549	$1,367,512	(7)%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING INCOME (LOSS)

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Three Months Ended March 31,			Three Months Ended March 31,
	2020	2019	% Change	2020	2019	% Change
MSG Sports	$49,389	$96,463	(49)%	$55,367	$103,129	(46)%
MSG Entertainment	(107,589)	(1,684)	NM	(9,600)	7,237	NM
Corporate and Other	(59,763)	(51,368)	(16)%	(34,120)	(26,218)	(30)%
Purchase accounting adjustments	(17,241)	(4,898)	NM	—	—	NM

Total Company	$(135,204)	$38,513	NM	$11,647	$84,148	(86)%

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Nine Months Ended March 31,			Nine Months Ended March 31,
	2020	2019	% Change	2020	2019	% Change
MSG Sports	$78,327	$134,169	(42)%	$97,005	$152,351	(36)%
MSG Entertainment	(14,607)	93,307	NM	100,190	117,280	(15)%
Corporate and Other	(180,198)	(144,363)	(25)%	(99,741)	(64,983)	(53)%
Purchase accounting adjustments	(27,202)	(17,108)	(59)%	—	—	NM

Total Company	$(143,680)	$66,005	NM	$97,454	$204,648	(52)%

NM — not meaningful

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	March 31, 2020	June 30, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$1,006,293	$1,086,372
Restricted cash	38,844	31,529
Short-term investments	331,019	108,416
Accounts receivable, net	130,824	96,856
Net related party receivables	2,298	1,483
Prepaid expenses	66,515	45,150
Other current assets	57,138	43,303
Assets held for sale	109,155	—

Total current assets	1,742,086	1,413,109
Investments and loans to nonconsolidated affiliates	61,998	84,560
Property and equipment, net of accumulated depreciation and amortization of $798,472 and $766,065 as of March 31, 2020 and June 30, 2019, respectively	1,581,602	1,380,392
Right-of-use lease assets	235,781	—
Amortizable intangible assets, net	158,968	220,706
Indefinite-lived intangible assets	175,945	176,485
Goodwill	308,951	392,513
Other assets	44,255	95,786

Total assets	$4,309,586	$3,763,551

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands, except per share data)

(Unaudited)

	March 31, 2020	June 30, 2019
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$19,696	$25,009
Net related party payables, current	31,813	19,048
Current portion of long-term debt, net of deferred financing costs	4,792	6,042
Accrued liabilities:
Employee related costs	147,597	137,660
Other accrued liabilities	239,290	211,403
Operating lease liabilities, current	54,875	—
Collections due to promoters	49,421	67,212
Deferred revenue	266,427	293,410
Liabilities held for sale	72,811	—

Total current liabilities	886,722	759,784
Related party payables, noncurrent	—	172
Long-term debt, net of deferred financing costs	379,962	48,556
Operating lease liabilities, noncurrent	192,533	—
Defined benefit and other postretirement obligations	32,359	41,318
Other employee related costs	67,653	62,015
Deferred tax liabilities, net	69,293	79,098
Other liabilities	81,787	66,221

Total liabilities	1,710,309	1,057,164

Commitments and contingencies
Redeemable noncontrolling interests	23,000	67,627
Madison Square Garden Sports Corp. Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,462 and 19,229 shares outstanding as of March 31, 2020 and June 30, 2019, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of March 31, 2020 and June 30, 2019	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of March 31, 2020 and June 30, 2019	—	—
Additional paid-in capital	2,850,372	2,845,961
Treasury stock, at cost, 986 and 1,219 shares as of March 31, 2020 and June 30, 2019, respectively	(168,066)	(207,790)
Retained earnings (accumulated deficit)	(74,866)	29,003
Accumulated other comprehensive loss	(52,607)	(46,923)

Total Madison Square Garden Sports Corp. stockholders’ equity	2,555,082	2,620,500
Nonredeemable noncontrolling interests	21,195	18,260

Total equity	2,576,277	2,638,760

Total liabilities, redeemable noncontrolling interests and equity	$4,309,586	$3,763,551

MADISON SQUARE GARDEN SPORTS CORP.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	March 31,
	2020	2019
Net cash provided by operating activities	$111,133	$97,344
Net cash used in investing activities	(494,631)	(159,760)
Net cash provided by (used in) financing activities	306,818	(18,551)
Effect of exchange rates on cash, cash equivalents and restricted cash	3,916	6,440

Net decrease in cash, cash equivalents and restricted cash	(72,764)	(74,527)
Cash, cash equivalents and restricted cash at beginning of period	1,117,901	1,256,620

Cash, cash equivalents and restricted cash at end of period	$1,045,137	$1,182,093